NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $___________	Issue Date: January ___, 2011

SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, NEW GENERATION BIOFUELS HOLDINGS, INC., a Florida corporation (hereinafter called “Borrower”), hereby promises to pay to the order of [____________________] (the “Holder”), address at [__________________________________________________________], without demand, the sum of up to [_________________________] Dollars ($___________) (“Principal Amount”), with interest accruing thereon, on July ___, 2011 (the “Maturity Date”), if not sooner paid or modified as described herein.

This Note has been entered into pursuant to the terms of a subscription agreement by and among the Borrower, the Holder and certain other holders (the “Other Holders”) of convertible promissory notes (the “Other Notes”), dated of even date herewith (the “Subscription Agreement”) for an aggregate Principal Amount of up to $1,000,000.  Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1           Bridge Note.   As of the date hereof, the parties hereto agree that (i) all amounts outstanding under that certain promissory note (the “Bridge Note”), dated January 25, 2011, shall be treated as Principal Amount and accrued interest, as the case may be, under this Note and shall as of the date hereof be subject to the terms and conditions of this Note; and (ii) the Bridge Note shall hereby terminate and be of no further force and effect.

1.2           Interest Rate.   Subject to Sections 1.3 and 6.7 hereof, interest payable on this Note shall accrue on the outstanding Principal Amount at a rate per annum (the "Interest Rate") of eight percent (8%).  Interest on the outstanding Principal Amount shall accrue from the date of this Note, shall compound monthly and, unless paid earlier as described in the Note, shall be paid on the Maturity Date, whether by acceleration or otherwise.

1.3           Minimum Monthly Principal Payments.   Amortizing payments of the outstanding Principal Amount of this Note and accrued interest shall commence on the second month anniversary date of this Note and on the same day of each month thereafter (each a “Repayment Date”) until the Principal Amount and accrued interest have been paid in full, whether by the payment of cash or by the conversion of such Principal Amount and interest into Common Stock pursuant to the terms hereof.  Subject to Article II and Article III below, on each Repayment Date, the Borrower shall make payments to the Holder in an amount equal to one-fifth (1/5th) of the initial Principal Amount, the amount of accrued but unpaid or unconverted interest on the entire Principal Amount outstanding prior to and as of such Repayment Date, and any other amounts which are then owing under this Note that have not been paid (collectively, the “Monthly Amount”).

1.4           Payment Grace Period.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.  After the Maturity Date and during the pendency of an Event of Default, (as defined in Article IV) a default interest rate of fifteen percent (15%) per annum shall be in effect.  Such interest shall be immediately due and payable.

1.5           Conversion Privileges.  The Conversion Rights set forth in Article II and Article III shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.

1.6           Pari Passu.   All payments made on this Note and the Other Notes and the manner of such payments and except as otherwise set forth herein, all actions taken by the Borrower with respect to this Note and the Other Notes, including but not limited to the optional conversions and elections pursuant to Section 2.1 below, shall be made and taken pari passu with respect to this Note and the Other Notes.

1.7           Application of Payments.  Payments made by Borrower to Holder, whether by conversion or in cash, unless otherwise designated by Holder shall be applied (i) first against amounts owed by Borrower to Holder other than Principal Amount or interest, then (ii) to accrued interest, and lastly (iii) to Principal Amounts of not yet due Monthly Amounts commencing with the last payable Monthly Amount and thereafter to Monthly Amounts in reverse chronological order.  The foregoing notwithstanding, timely payments of Monthly Amounts made pursuant to Section 2 shall be applied (i) first against any amounts owed by Borrower to Holder other than Principal Amount or interest, then (ii) to accrued interest, and lastly (iii) to the Principal Amount of such timely made payment of Monthly Amount.  Any Principal Amount, interest and any other sum arising under this Note and the Transaction Documents that remains outstanding as of the Maturity Date shall be due and payable on the Maturity Date.

1.8           Miscellaneous.   Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed.  Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds or as permitted hereby with shares of Common Stock, without set-off, deduction or counterclaim.  Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

ARTICLE II

CONVERSION REPAYMENT

2.1           Payment of Monthly Amount in Cash or Common Stock.  Subject to Section 3.3 hereof, the Borrower, at the Borrower’s election, shall pay the Monthly Amount, not later than ten (10) business days after the relevant Repayment Date (i) in cash in an amount equal to the Monthly Amount, or (ii) in Common Stock at an applied conversion rate equal to the lesser of (A) $0.10, or (B) eighty-five percent (85%) of the average of the closing price of the common stock as reported by Bloomberg L.P. for the Principal Market for the ten (10) trading days preceding the relevant Repayment Date, or (iii) a combination of the foregoing (i) and (ii) in amounts designated by Holder.  The Borrower must contemporaneously with such payment deliver to Holder supporting calculation for the amount of cash paid or shares of Common Stock delivered.  Amounts paid with shares of Common Stock must be delivered to the Holder as described in Section 3.1(a).  Borrower must give Holder notice of its election of option (i), (ii) or (iii) above not later than ten (10) business days before each Repayment Date.  Unless notice otherwise is given by Borrower prior to such date, then notice will be deemed to have been given that the option set forth in (ii) has been selected by Borrower.  After receiving such notice from Borrower, Holder must provide the Borrower with notice, if applicable, that it is unable to accept shares of Common Stock due to the limitations set forth in Section 3.3 hereof prior to the Repayment Date.  The foregoing notwithstanding, in the event delivery by the Borrower of the Monthly Amount in Common Stock shall violate the restrictions of Section 3.3 hereof, the delivery by the Borrower of such shares of Common Stock will be deferred until three (3) days after the Holder notifies the Borrower that such Holder may receive the shares of Common Stock representing the Monthly Amount in compliance with Section 3.3 hereof.

ARTICLE III

CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Shares of the Borrower’s Common Stock, $0.001 par value per share (“Common Stock”) as set forth below.

3.1.          Conversion into the Borrower’s Common Stock.

(a)           The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued but unpaid interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 3.1(b) hereof, determined as provided herein.  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  The Holder will not be required to surrender the Note to the Borrower until the Note has been fully converted or satisfied.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price.

Subject to adjustment as provided in Section 3.1(c) hereof, the conversion price (“Conversion Price”) per share shall be $0.10.

(c)            The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 3.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                                         A.       Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or  consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower), or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reverse merger)  (in any such case, a “Fundamental  Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, if any, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.         Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.         Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D.         Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined in Section 12(a) of the Subscription Agreement), prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this subsection (D) as a result of the issuance of shares of Common Stock pursuant to Section 2.1(ii)(B) hereof.  The reduction of the Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.

(d)           Whenever the Conversion Price is adjusted pursuant to Section 3.1(c) above, the Borrower shall promptly, but not later than the fifth (5th) business day after the effectiveness of the adjustment, provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.  Failure to provide the foregoing notice is an Event of Default under this Note.

(e)           From and after the Reservation Approval (as described in Section 9(w) of the Subscription Agreement), Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note.  Thereafter, if additional shares of Common Stock are issuable upon conversion of the Note or as a result of the application of the provisions of Section 12(b) of the Subscription Agreement and Section 3.1(c)(D) of this Note, the Borrower will not be in default of its reservation obligations provided that at all times not less than 100% of the amount of Common Stock necessary to allow each holder of a Note to be able to convert all such outstanding Note, interest and Warrant Shares are reserved.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 3.1(a) hereof and the Subscription Agreement.  Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid, upon surrender of the existing Note.  No fractional shares shall be issued upon conversion of this Note and the number of shares of Conversion Stock to be issued shall be rounded up to the nearest whole share.

3.3.           Maximum Conversion.  The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%.  The Holder shall have the authority to determine whether the restriction contained in this Section 3.3 will limit any conversion hereunder and the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies.  The Holder may waive the conversion limitation described in this Section 3.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower.  The determination of the beneficial ownership by the Holder and its affiliates shall be made by the Holder, in its sole and absolute discretion, and the Holder shall hold the Borrower harmless against any and all damages arising out of or in connection with any conversion of this Note in violation of this Section 3.3.  Notwithstanding anything in this Agreement or the Transaction Documents to the contrary, if Holder elects to convert all or a portion of this Note into shares of Common Stock that, when issued, would violate the restrictions described in this paragraph and either (i) the Borrower issues shares of Common Stock as exercised by Holder in excess of 4.99%, or (ii) Holder does not waive the restrictions described in this paragraph and the Borrower complies with the restrictions described in this paragraph, neither action by the Borrower shall be considered an Event of Default under this Note or any other Transaction Document or otherwise give to Holder any additional rights whether contemplated herein or otherwise.

Notwithstanding anything herein to the contrary, if Holder does not waive the restrictions described in this Paragraph and Holder attempts to convert all or a portion of this Note in excess of the amount permitted above, the Borrower’s compliance with the above restriction shall not be considered an Event of Default under this Note or otherewise give to Holder any additional rights.

3.4.           Optional Redemption of Principal Amount.  Provided an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, unless such Event of Default has been timely cured, the Borrower will have the option of prepaying the outstanding Principal amount of this Note (“Optional Redemption”), in whole or in part, by paying to the Holder a sum of money equal to one hundred percent (100%) of the Principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”).  Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”).  The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be at least thirty (30) business days after the date of the Notice of Redemption (the “Redemption Period”).  A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has previously delivered an election to convert for conversions initiated or made by the Holder during the Redemption Period.  On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has permissibly exercised its conversion rights, shall be paid in immediately available funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default.  A Notice of Redemption may be cancelled by the Holder during the Redemption Period, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice could become an Event of Default (whether or not such Event of Default has been cured), has occurred.  During the Optional Redemption Period, the Borrower must abide by all of its obligations to the Note Holder.

ARTICLE IV

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

4.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any principal or interest under this Note when due.

4.2           Breach of Covenant.  The Borrower or any Subsidiary breaches any material covenant or other material term or condition of the Subscription Agreement, Transaction Documents or this Note, except for a breach of payment (which shall be applicable pursuant to Section 4.1), in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days.

4.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or the Transaction Documents shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4           Liquidation.   Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of their business.

4.5           Cessation of Operations.   Any cessation of operations by Borrower or a Subsidiary unless such Subsidiary’s operations are transferred to Borrower or an Affiliate.

4.6           Maintenance of Assets.   The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with fifteen (15) days after written notice to the Borrower from the Holder.

4.7           Receiver or Trustee.  The Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.8           Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any Subsidiary or any of its property or other assets for more than $100,000 in excess of the Borrower’s insurance coverage, unless stayed vacated or satisfied within thirty (30) days.

4.9           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary and not discharged within forty-five (45) days.

4.10         Delisting.   From and after the initial trading, listing or quotation of the Common Stock on a Principal Market, an event resulting in the Common Stock no longer being traded, listed or quoted on a Principal Market; failure to comply with the requirements for continued quotation on a Principal Market; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues for thirty (30) days following such notification.

4.11         Non-Payment.   A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than thirty (30) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith; provided, however, that any such default not in excess of $50,000 shall not be counted for purposes of calculating the $250,000 aggregate amount.

4.12         Stop Trade.  An SEC or judicial stop trade order or Principal Market suspension that lasts for ten (10) or more consecutive trading days.

4.13         Failure to Deliver Common Stock or Replacement Note.  Borrower’s failures to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, Sections 7 and 11 of the Subscription Agreement, and the Warrant or, if required, a replacement Note following a partial conversion.

4.14         Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note or upon exercise of the Warrants, the number of shares of Common Stock as required in the Subscription Agreement, this Note and the Warrants, and such failure continues for a period of thirty (30) business days.

4.15         Financial Statement Restatement.  The restatement after the date hereof of any financial statements filed by the Borrower with the Securities and Exchange Commission or delivered to Holder for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.  For the avoidance of doubt, any restatement related to new accounting pronouncements, including without limitation, for derivative accounting shall not constitute a default under this Section 4.15.

4.16         Event Described in Subscription Agreement.  The occurrence of an Event of Default as described in the Subscription Agreement or any other Transaction Document that, if susceptible to cure, is not cured during any designated cure period.

4.17         Notification Failure.   A failure by Borrower to notify Holder of any material event of which Borrower is obligated to notify Holder pursuant to the terms of this Note or any other Transaction Document.

4.18         Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.

4.19         Other Note Default.   The occurrence of an Event of Default under any Other Note.

ARTICLE V

SECURITY INTEREST

5.             Security Interest.   Subject to Section 14 of the Security Agreement, this Note is secured by a security interest granted to the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder.

ARTICLE VI

MISCELLANEOUS

6.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the parties hereto in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: New Generation Biofuels Holdings, Inc., 5850 Waterloo Road, Suite 140, Columbia, MD 21045, attention Dane Saglio, facsimile: (443) 638-0277, with a copy by fax only to (which shall not constitute notice) to: Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402, facsimile: (612) 492-7077, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note, with a copy (which shall not constitute notice) by fax only to Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697-3575.

6.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

6.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

6.7           Waiver of Jury Trial.  Borrower (by execution of this Note) and Holder (by acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against Borrower or Holder, or any successor or assign of Borrower or Holder, on or with respect to this Note, or which in any way relates, directly or indirectly, to the obligations of Borrower to Holder under this Note, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury.  BORROWER AND HOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.  Borrower and Holder acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that Holder would not enter into the transaction contemplated hereby with Borrower if this provision were not part of their agreement.

6.8           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.9           Non-business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

6.10         Facsimile Signature.  In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

6.11         Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of January, 2011.

NEW GENERATION BIOFUELS
HOLDINGS, INC.

By:
Name:
Title:

WITNESS:

[Signature Page to Note]

EXHIBIT A - NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by NEW GENERATION BIOFUELS HOLDINGS, INC. on January___, 2011 into Shares of Common Stock of NEW GENERATION BIOFUELS HOLDINGS, INC. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of NEW GENERATION BIOFUELS HOLDINGS, INC.

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

   ____________________________________________________________________________

The undersigned represents that the representations and warranties contained in Section 4 of the Subscription Agreement are true and accurate as of the Date of Conversion above set forth.

________________________________________
Print Name